Exhibit 23.1


                       Consent of Lichter, Yu & Associates


September 15, 2005

To Whom It May Concern:

The firm of Lichter, Yu & Associates, hereby consents to the inclusion of its report dated August 30, 2005, accompanying the audited financial statements of Advanced Medical Institute Inc. as at June 30, 2005 in their Annual Report pursuant to Section 13 or 15d of the Securities Exchange Act of 1934, Form 10KSB.


Very truly yours,

 /s/ Lichter, Yu & Associates
Lichter, Yu & Associates